Exhibit 10

Delnet Financial, Inc.

P.O. Box 31
Trabuco Canyon, CA  92678
Phone (714) 813-5900
Fax (714) 948-8188

RE: 7000 Santa Monica Blvd., West Hollywood, CA 90028
AKA. Studio 56

This Joint Venture agreement is between Delnet Financial, Inc., a California Corporation(Delnet) Tsevni, and Real Estate Group, Inc., a Nevada Corporation (Tsevni) on this 2nd day of March, .2007.

Delnet has an outstanding Note secured by second Deed of Trust on the above property for $1,318,904.04 with Studio 56, Inc. which was due on or before the 30th of April, 2007. Currently said note is in default and Delnet at its sale discretion may advance monies on any senior liens to protect its position.

Currently there are two senior liens:

City National Bank for approximately $68,592.08
Los Angeles County Tax Collector for approximately $36,771.74

Both Delnet and Tsevni have agreed to work together to resolve the above liens totaling approximately $105,363.82 under the following terms.

Tsevni will payoff the above lien for "City National Bank" and "Los Angeles County Tax Collector" on behalf of Delnet. For its joint venture participation Tsveni will be entitled to a pro rata share on any profits above the outstanding Note amount of $1,318,904.04. These profits will be paid upon payoff of Note by Studio 56, Inc. or the completion and payout of the foreclosure.

Should Delnet receive any refunds for overpayment on any of the above liens, they will be immediately forwarded to Tsevni and credit against the outstanding balance owed.

Delnet further agrees to indemnify, defend, and hold Tsevni and its successors, officers, directors, agents and employees harmless from any and all actions, causes of action, claims, demands, cost, liabilities, expenses and damages (including attorneys' fees) arising out of, or in connection with any actions that arise out of this Agreement.

At close escrow will disburse funds based on (his agreement and the original note to the appropriate parties.

This Agreement and the Exhibits hereto constitute and contain the entire agreement between the parties with respect to the subject matter hereof and supersede any and all prior oral or written agreements. Each party acknowledges and agrees that the other party has not made any representations, warranties or agreements of any kind, except as expressly set forth herein.

/s/ Robert Deluna	Date: 3-2-2007
Robert Deluna - President
Delnet Financial, Inc.
P.O. Box 31
Trabuco Canyon, CA 92678

/s/ Gerda Shupe	Date: 3-2-2007
Gerda Shupe - President
Tsveni Real Estate Group, Inc.
8018 E. Santa Ana Canyon Rd #100-148
Anaheim, CA 92808